                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G

                                  Amendment #3

                  Under the Securities and Exchange Act of 1934

                                 ProShares Trust
                                (Name of Issuer)

                        ProShares Ultra Consumer Services
                         (Title of Class of Securities)

                                    74347R750
                                 (CUSIP Number)

                                October 31, 2010
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     This Schedule is filed pursuant to Rule 13d-1(b)

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO. 74347R750

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1)    Name of Reporting Person        Ameriprise Financial, Inc.

      S.S. or I.R.S. Identification   IRS No. 13-3180631
      No. of Above Person
--------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group

      (a) [ ]
      (b) [X]*

* This filing describes the reporting person's relationship with other persons, but the reporting person does not affirm the existence of a group.
--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)    Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                        5)   Sole Voting Power

                             -0-
                        --------------------------------------------------------
  NUMBER OF SHARES      6)   Shared Voting Power
BENEFICIALLY OWNED BY
EACH REPORTING PERSON        -0-
        WITH            --------------------------------------------------------
                        7)   Sole Dispositive Power

                             -0-
                        --------------------------------------------------------
                        8)   Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person

      0
--------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      Not Applicable
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount In Row (9)

      0.00%
--------------------------------------------------------------------------------
12)   Type of Reporting Person

      CO
--------------------------------------------------------------------------------

CUSIP NO. 74347R750

--------------------------------------------------------------------------------
1)    Name of Reporting Person        Securities America Financial Corporation

      S.S. or I.R.S. Identification   IRS No. 47-0691275
      No. of Above Person
--------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group

      (a) [ ]
      (b) [X]*

* This filing describes the reporting person's relationship with other persons, but the reporting person does not affirm the existence of a group.
--------------------------------------------------------------------------------
3)    SEC Use Only

--------------------------------------------------------------------------------
4)    Citizenship or Place of Organization

      Nebraska
--------------------------------------------------------------------------------
                        5)   Sole Voting Power

                             -0-
                        --------------------------------------------------------
  NUMBER OF SHARES      6)   Shared Voting Power
BENEFICIALLY OWNED BY
EACH REPORTING PERSON        -0-
        WITH            --------------------------------------------------------
                        7)   Sole Dispositive Power

                             -0-
                        --------------------------------------------------------
                        8)   Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person

      0
--------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      Not Applicable
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount In Row (9)

      0.00%
--------------------------------------------------------------------------------
12)   Type of Reporting Person

      CO
--------------------------------------------------------------------------------

CUSIP NO. 74347R750

--------------------------------------------------------------------------------
1)    Name of Reporting Person        Securities America Advisers, Inc.

      S.S. or I.R.S. Identification   IRS No. 47-0648506
      No. of Above Person
--------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group

      (a) [ ]
      (b) [X]*

* This filing describes the reporting person's relationship with other persons, but the reporting person does not affirm the existence of a group.
--------------------------------------------------------------------------------
3)    SEC Use Only

--------------------------------------------------------------------------------
4)    Citizenship or Place of Organization

      Nebraska
--------------------------------------------------------------------------------
                        5)   Sole Voting Power

                             -0-
                        --------------------------------------------------------
  NUMBER OF SHARES      6)   Shared Voting Power
BENEFICIALLY OWNED BY
EACH REPORTING PERSON        -0-
        WITH            --------------------------------------------------------
                        7)   Sole Dispositive Power

                             -0-
                        --------------------------------------------------------
                        8)   Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person

      0
--------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      Not Applicable
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount In Row (9)

      0.00%
--------------------------------------------------------------------------------
12)   Type of Reporting Person

      IA
--------------------------------------------------------------------------------

1(a) Name of Issuer:                         ProShares Trust

1(b) Address of Issuer's Principal           7501 Wisconsin Ave., Suite 1000
     Executive Offices:                      Bethesda, MD 20814

2(a) Name of Person Filing:                  (a) Ameriprise Financial, Inc.
                                                 ("AFI")

                                             (b) Securities America Financial
                                                 Corporation ("SAFC")

                                             (c) Securities America Advisers,
                                                 Inc. ("SAA")

2(b) Address of Principal Business Office:
                                             c/o Ameriprise Financial, Inc.
                                             145 Ameriprise Financial Center
                                             Minneapolis, MN  55474

2(c) Citizenship:                            (a) Delaware
                                             (b) Nebraska
                                             (c) Nebraska

2(d) Title of Class of Securities:           ProShares Ultra Consumer Services

2(e) Cusip Number:                           74347R750

3    Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

          (a) Ameriprise Financial, Inc.

     A parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G). (Note:
     See Item 7)

          (b)  Securities America Financial Corporation.

     A parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G). (Note:
     See Item 7)

          (c) Securities America Advisers, Inc.

     An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

4 Incorporated by reference to Items (5)-(9) and (11) of the cover page pertaining to each reporting person.

     AFI, as the parent company of SAFC, and indirect parent of SAA, may be deemed to beneficially own the shares reported herein by SAFC and SAA.

     Accordingly, the shares reported herein by AFI include those shares separately reported herein by SAFC and SAA.

     SAFC, as the parent company of SAA, may be deemed to beneficially own the shares reported herein by SAA. Accordingly, the shares reported herein by SAFC include those shares separately reported herein by SAA.

     Each of the reporting persons herein disclaims beneficial ownership of any shares reported on this Schedule.

5    Ownership of 5% or Less of a Class:

     If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

6    Ownership of more than 5% on Behalf of Another Person: Not Applicable

7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          See Exhibit I

8    Identification and Classification of Members of the Group:

          Not Applicable

9    Notice of Dissolution of Group:

          Not Applicable

10   Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 10, 2010

                                        Ameriprise Financial, Inc.


                                        By /s/ Wade M. Voigt
                                           -------------------------------------
                                        Name: Wade M. Voigt
                                        Title: Director - Fund Administration


                                        Securities America Financial Corporation


                                        By: /s/ Wade M. Voigt
                                            ------------------------------------
                                        Name: Wade M. Voigt
                                        Title: Attorney-in-fact

                                        Securities America Advisers, Inc.


                                        By: /s/ Wade M. Voigt
                                            ------------------------------------
                                        Name: Wade M. Voigt
                                        Title: Attorney-in-fact

                                        Contact Information
                                        Wade M. Voigt
                                        Director - Fund Administration
                                        Telephone: (612) 671-5682

                                  Exhibit Index


Exhibit I Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II Joint Filing Agreement and Power of Attorney